The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
December 9, 2005	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP RECEIVES WARNING LETTER FROM THE AMERICAN STOCK EXCHANGE

VIENNA, Virginia, December 9, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces it has received a “warning letter” from the American Stock Exchange (AMEX) stating that Allied was not in compliance with AMEX rules regarding the listing of additional shares.

Specifically, on November 16, 2005, the Company issued 118,072 shares of its common stock in connection with its acquisition of Global Microwave Systems, Inc., without first obtaining the AMEX’s approval for such issuances. The Company has now submitted the application for the listing of such additional securities and has amended its acquisition protocol to ensure future compliance with this AMEX requirement.

The AMEX has determined not to apply at this time continued listing evaluation and follow-up procedures.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.